ARTICLES OF MERGER

                                       OF

                             OCEAN POWER CORPORATION

           Pursuant to the provisions of section 30-1-1105 of the Idaho Business Corporation Act, the following Articles of Merger are hereby submitted by Ocean Power Corporation, a Delaware corporation (the "Delaware corporation"):

           1. On the 26th day of July, 1999, Ocean Power Corporation, an Idaho Corporation (the "Idaho corporation"), entered into an agreement consisting of a plan of merger ("Agreement and Plan of Merger") to merge the Idaho corporation with and into the Delaware corporation, with the Delaware corporation being the surviving corporation (the "Merger"). As a result of the Merger all of the shares of the Idaho corporation capital stock currently issued and outstanding on the effective date of the Merger shall, by action of the Merger and without any action on the part of the holders thereof, automatically be converted into shares of the surviving Delaware corporation's authorized but previously unissued common Stock, par value $.001 per share. The Merger was ratified by the unanimous consent of, the Idaho corporation's Board of Directors and the Board of Directors of the Delaware corporation. A copy of the Agreement and Plan of Merger is annexed hereto as Exhibit No. 1 and by this reference made a part hereof.

           2. At the Special Meeting of Shareholders of the Idaho corporation held March 10, 1997 (the "Meeting"), the shareholders of the Idaho corporation ratified the proposal to empower the Board of Directors to take all necessary and requisite action to change the domicile of the Idaho corporation. At the time of the Meeting, the Idaho corporation had issued and outstanding 3,224,350 shares of Common Stock. There were 1,647,999 shares represented at the Meeting in person and by proxy. Those shares voting in favor of the change in domicile were 1,647,999 (51%), and those shares voting against were -0-.

           3. The Delaware corporation agrees that it may be served with process in the State of Idaho in any proceeding for the enforcement of any obligation of the Idaho corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of the Idaho corporation against the Delaware corporation; and the Delaware corporation further agrees that it will promptly pay to the dissenting shareholders of the Idaho corporation, the amount, if any, to which they shall be entitled under the provisions of the Idaho Code with respect to the rights of dissenting shareholders.

         DATED this 28th day of July, 1999.

         OCEAN POWER CORPORATION


BY:      /s/ Joseph P. Maceda
         --------------------
ITS:     Joseph P. Maceda
         President

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is by and between Ocean Power Corporation, an Idaho corporation (herein sometimes called the "Idaho Corporation"), formerly PTC Group, Inc., and Ocean Power Corporation, a Delaware corporation (herein sometimes called the "Delaware Corporation").

                                   WITNESSETH:

         WHEREAS, the Idaho Corporation was incorporated by the filing of a Certificate of Incorporation in the office of the Secretary of State of the State of Idaho on April 24, 1969; the total number of shares which it is authorized to issue is 500,000,000 shares of common stock, $.001 par value per share ("Common Stock"), and 20,000,000 shares of preferred stock, $.001 par value per share (Preferred Stock:); and the total number of shares which are issued and outstanding is 292,484,484 shares of Common Stock and -0- shares of Preferred Stock;

         WHEREAS, the Delaware Corporation was incorporated on July 21, 1999 under the provisions of the General Corporation Law of the State of Delaware; it's registered office in Delaware is in the City of Wilmington, County of New Castle; the total number of shares which it is authorized to issue is 500,000,000 shares of Common Stock, $.001 par value per share, and 20,000,000 shares of Preferred Stock, $.001 par value per share; and no shares have been issued;

         WHEREAS, the respective laws of the States of Delaware and Idaho permit the merger of said corporations (herein sometimes called the "constituent corporations")into a single corporation, and

         WHEREAS, it is deemed advisable by the Board of Directors of each of the constituent corporations that the Idaho Corporation be merged with and into the Delaware Corporation;

         NOW, THEREFORE, it is agreed as follows:

         I. The Idaho Corporation as of the Effective Date (as defined herein) shall be merged, pursuant to Section 252 of the General corporation Law of the State of Delaware, with and into the Delaware Corporation (the "Merger"). The Delaware Corporation shall be the surviving corporation and it shall continue and shall be deemed to continue for all purposes whatsoever after the merger with and into itself of the Idaho Corporation.

         2. The Merger shall become effective when this Agreement has been adopted by the Idaho Corporation and by the Delaware Corporation and appropriate documentation has been prepared and filed in accordance with the respective laws of the States of Idaho and Delaware. For operational, accounting and bookkeeping purposes, the time when the Merger shall become effective is referred to herein as the "Effective Date" which shall be the date fixed in accordance with the laws of and the documentation filed with the state of incorporation of the surviving corporation.

         3. After the Effective Date, the surviving corporation shall be governed by the laws of the State of Delaware and its name shall continue to be Ocean Power Corporation. The present Certificate of Incorporation of the Delaware Corporation shall continue to be the Certificate of Incorporation of the surviving corporation. The present By- Laws of the Delaware Corporation shall be and remain the By-Laws of the surviving corporation. The directors and officers of the Idaho Corporation immediately prior to the Effective Date shall be the directors of the surviving corporation upon the Effective Date.

         4. Each share of Common Stock of the Idaho Corporation shall be converted into one share of Common Stock of the surviving corporation. Each warrant, option, right or convertible security which entitles the holder to purchase or convert into a share of Common Stock of the Idaho Corporation shall be converted into a warrant, option, right or convertible security to purchase or convert into one share of Common Stock of the surviving corporation.

         5. Upon the Effective Date, the outstanding certificates for shares of the Idaho Corporation's Common Stock will, until replaced by the surviving corporation, represent the same number of shares of Common Stock of the surviving corporation.

         6. This Agreement may be terminated and abandoned by action of the Board of Directors of the Idaho Corporation or the Delaware Corporation at any time prior to the Effective Date, for any reason whatsoever.

         7. This Agreement, upon being authorized, adopted, approved, signed and acknowledged by each of the constituent corporations in accordance with the laws under which it is formed, and filed in the office of the Secretary of State of the State of Delaware, shall take effect and shall thereupon be deemed and taken to be the Agreement and act of merger and consolidation of the constituent corporations; and the organization and separate corporate existence of the Idaho Corporation, except in so far as it may be continued by statute, shall cease. The point of time at which the constituent corporations shall become a single corporation shall be the Effective Date.

         8. Upon the Effective Date, all and singular rights, capacity, privileges, powers, franchises and authority of each of the constituent corporations, and all property, real, personal and mixed, and all debts, obligations and liabilities due to each of the constituent corporations on whatever account as well as for subscriptions for shares as for all other things, belonging to each of the constituent corporations shall be vested in the surviving corporation; and all such property, rights, capacity, privileges, powers, franchises, authority and immunities and all and every other interest shall be thereafter as fully and effectually the property of the surviving corporation as though they were the property of the several and respective constituent corporations, and shall not revert or be in any way impaired by reason of the Merger; provided however, that all rights of the creditors of the constituent corporations shall be preserved unimpaired and all debts, liabilities (including liability, if any, to dissenting shareholders) and duties of the respective constituent corporations shall thenceforth be attached to the surviving corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the surviving corporation.

         9. Each constituent corporation agrees that from time to time as when it shall be requested by the surviving corporation or by its successors or assigns, it will execute and deliver or cause to be executed and delivered all such other instruments and will take or cause to be taken such further or other action as the surviving corporation may deem necessary or desirable in order to vest in and to confirm to the surviving corporation title to all of the property, capacity, privileges, powers, franchises, authority, and immunities of the constituent corporation and otherwise to carry out the intent and purposes of this Agreement.

         10. The surviving corporation agrees that it may be served with process in the State of Delaware or in the State of Idaho, in any proceeding for enforcement of any obligation of the Idaho Corporation as well as for enforcement of any obligation of the corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in any appraisal proceeding pursuant to Section 30-1-1302 of the Idaho Business Corporation Act and shall irrevocably appoint the Secretary of State of the State of Delaware as its agent in Delaware and the Secretary of State of the State of Idaho as its agent in Idaho to accept service of process in any such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware shall be c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, and by the Secretary of State of the State of Idaho shall be Ocean Power Corporation, 5000 Robert J. Mathews Parkway, El Dorado Hills, CA 95762.

         11. The surviving corporation hereby reserves the right to amend, alter, change or repeal any provisions contained in any of the articles of this Agreement or as the same may hereafter be amended, in the manner now or hereafter provided by the laws of the State of Delaware and all rights of the stockholders of the surviving corporation are granted subject to this reservation.

         IN WITNESS WHEREOF, the undersigned have signed this Agreement this 26th day of July 1999.

OCEAN POWER CORPORATION                      OCEAN POWER CORPORATION
a Delaware corporation                       an Idaho corporation


By:/s/ Joseph P. Maceda                      By:/s/Joseph P.Maceda
   --------------------                         ------------------
   Joseph P. Maceda                             Joseph P. Maceda
   President                                    President

                                STATE OF DELAWARE
            CERTIFICATE OF MERGER OF FOREIGN AND DOMESTIC CORPORATION
                             OCEAN POWER CORPORATION

Pursuant to Title 8, Section 252(c) of the Delaware General Corporations Law, the undersigned corporation executed the following Certificate of Merger.

First: The name of the surviving corporation is Ocean Power Corporation, a Delaware corporation. The name of the corporation being merged into this surviving corporation is Ocean Power Corporation, an Idaho corporation.

Second: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

Third:   The name of the surviving  corporation is "Ocean Power Corporation,"  a
Delaware corporation.

Fourth: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation. No amendments or changes to its Certificate of Incorporation are necessary or desired as a result of this merger.

Fifth:   The  authorized  stock and par value of both  the  Delaware / surviving corporation and the Idaho / non surviving corporation is:

      Common Stock                   500,000,000                $0 001 par value
      Prefeffed Stock                20,000,000                 $0.001 par value

Sixth:   The executed  Agreement  and Plan of Merger is on file at the principal place of business of the surviving corporation, the address of which is 5000 Robert J. Mathews Parkway, El Dorado Hills, California 95762

Seventh: A copy of the Agreement and Plan of Merger will be fumished by the surviving corporation on request and without cost to any stockholder of the constituent corporations.

Eight:   The merger and this  Certificate  of Merger shall  become  effective on
July 28, 1999.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 28th day of July, 1999.

                               By:/s/ J.P. Maceda

                                  ---------------
                                Joseph P. Maceda

                                    President